PRESS RELEASE
MAY 13, 2011

Century Casinos, Inc. Announces First Quarter 2011 Results

Colorado Springs, Colorado – May 13, 2011 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) today announced its financial results for the three months ended March 31, 2011.

First Quarter 2011 Highlights

•	Net operating revenue was $17.1 million, a 21% increase compared to the three months ended March 31, 2010.

•	Net earnings per share was $0.02 compared to $0.01 for the three months ended March 31, 2010.

•	Adjusted EBITDA* was $2.5 million, a 27% increase from the three months ended March 31, 2010.

	For the Three Months
Amounts in thousands, except share and per share data	Ended March 31,
Consolidated Results:	2011	2010	% Change
Net operating revenue	$17,115	$14,137	21%
Earnings from operations	756	350	116%
Net earnings	364	130	180%

Adjusted EBITDA*	$2,524	$1,984	27%

Basic and diluted earnings per share:
Net earnings	$0.02	$0.01	100%
Weighted-average common shares:
Basic	23,711,176	23,542,576
Dilutive	24,001,288	23,759,999

“We are very pleased with our performance for the first quarter, especially when considering that each of our operations posted revenue increases and overall earnings from operations more than doubled,” said Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos. “Initial results for the first half of the second quarter indicate further improvement”, they continued.

First Quarter 2011 Results

Net operating revenue increased by $3.0 million or 21% for the three months ended March 31, 2011 compared to the three months ended March 31, 2010. The increase in revenue is partially attributable to the addition of the Century Casino Calgary, which contributed an additional $0.8 million in net operating revenue during the three months ended March 31, 2011 compared to the prior year quarter. In addition, $0.8 million in revenue was added primarily by the additional seven ship based casinos in operation for the three months ended March 31, 2011 compared to the prior year quarter. Revenue in Edmonton, Central City and Cripple Creek also increased by $0.4 million, $0.2 million and $0.6 million, respectively from the three months ended March 31, 2010. Finally, the increase can be partially attributable to a 5% increase in the average exchange rate between the U.S. dollar and Canadian dollar.

*See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.

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Total operating costs and expenses increased by $2.5 million or 18% for the three months ended March 31, 2011 compared to the three months ended March 31, 2010. Total operating costs and expenses increased by $1.1 million at the Century Casino Calgary during the three months ended March 31, 2011 compared to the prior year quarter due to increased marketing expenses, the addition of a player’s club point redemption program, additional staffing costs in order to provide improved customer service and the 5% increase in the average exchange rate between the U.S. dollar and Canadian dollar. In Canadian dollars, total operating costs and expenses in Calgary increased by $1.0 million or 58% for the three months ended March 31, 2011 compared to the prior year quarter.

Total operating costs and expenses also increased by $0.5 million compared to the three months ended March 31, 2010 as a result of higher concession and annual fees paid to cruise ship operators for the rights to operate ship based casinos. Total operating costs and expenses at our Colorado properties increased by $0.4 million for the three months ended March 31, 2011 compared to the prior year quarter due to increased gaming taxes as a result of higher gaming revenues and increased staffing costs in order to provide improved customer service. Finally, total operating costs and expenses increased by $0.2 million at our property in Edmonton due to the 5% increase in the average exchange rate between the U.S. dollar and Canadian dollar. In Canadian dollars, total operating costs and expenses in Edmonton remained flat at $4.2 million for the three months ended March 31, 2011 compared to the prior year quarter.

Net earnings increased by $0.2 million or 180% for the three months ended March 31, 2011 compared to the three months ended March 31, 2010. The increase is due to increases in earnings from operations at our Edmonton, Central City and Cripple Creek properties offset by losses from operations at our Calgary property and the 5% increase in the average exchange rate between the U.S. dollar and Canadian dollar.

Net earnings per share (“EPS”) increased to $0.02 for the three months ended March 31, 2011 from $0.01 for the three months ended March 31, 2010.

Property Results (Continuing Operations)
(in thousands)

	Net Operating Revenue		Adjusted EBITDA*
	For the Three Months		For the Three Months
	Ended March 31,		Ended March 31,
	2011	2010	2011	2010
Century Casino & Hotel, Edmonton	5,753	5,360	1,839	1,649
Century Casino, Calgary	2,588	1,742	98	179
Century Casino & Hotel, Central City	4,400	4,172	959	921
Century Casino & Hotel, Cripple Creek	2,837	2,265	530	192
Cruise Ships & Other	1,535	598	232	157
Corporate	2	-	(1,134)	(1,114)
Consolidated	17,115	14,137	2,524	1,984

*See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.

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Balance Sheet and Liquidity

As of March 31, 2011, the Company had $20.7 million in cash and cash equivalents and $11.2 million in debt obligations on its balance sheet compared to $21.5 million in cash and cash equivalents and $13.5 million in debt obligations at December 31, 2010.

Conference Call Information

Today the Company will post a copy of the Form 10-Q filed with the SEC for the first quarter of 2011 on its website at www.cnty.com/corporate/investor/sec-filings/.

Century Casinos will host its first quarter 2011 earnings conference call on May 13, 2011 at 10:00 am MDT; 6:00 pm CET, respectively. U.S. domestic participants should dial 1-800-862-9098. For all other international participants please use +1-785-424-1051 to dial in. Participants may also listen to the call live or obtain a recording of the call on the Company’s website at www.cnty.com/corporate/investor/financial-results/.

(continued)

*See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.

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CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

	For the three months ended March 31,
Amounts in thousands, except for share information	2011	2010
Operating revenue:
Gaming	$14,825	$12,582
Hotel, bowling, food and beverage	3,243	2,765
Other	935	579
Gross revenue	19,003	15,926
Less: Promotional allowances	(1,888)	(1,789)
Net operating revenue	17,115	14,137
Operating costs and expenses:
Gaming	6,931	5,433
Hotel, bowling, food and beverage	2,511	2,110
General and administrative	5,368	4,943
Depreciation	1,641	1,489
Total operating costs and expenses	16,451	13,975
Earnings from equity investment	92	188
Earnings from operations	756	350
Non-operating income (expense):
Interest income	2	8
Interest expense	(246)	(291)
Gains on foreign currency transactions and other	75	243
Non-operating income (expense), net	(169)	(40)
Earnings before income taxes	587	310
Income tax provision	223	180
Net earnings	$364	$130

Earnings per share:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

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CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
	March 31,	December 31,
	2011	2010
Assets
Current Assets	$22,965	$23,467
Property and equipment, net	104,243	103,956
Other Assets	9,438	9,303
Total Assets	$136,646	$136,726

Liabilities and Shareholders’ Equity
Current Liabilities	$12,270	$14,057
Non-Current Liabilities	11,111	11,171
Shareholders’ Equity	113,265	111,498
Total Liabilities and Shareholders’ Equity	$136,646	$136,726

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.

Adjusted EBITDA Margins ** by Property (Unaudited)

	For the Three Months
	Ended March 31,
	2011	2010
Century Casino & Hotel, Edmonton	32%	31%
Century Casino, Calgary	4%	10%
Century Casino & Hotel, Central City	22%	22%
Century Casino & Hotel, Cripple Creek	19%	8%
Cruise Ships & Other	15%	26%
Consolidated Adjusted EBITDA Margin	15%	14%

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA * to Earnings (Loss) by Property (Unaudited)
For the Three Months Ended March 31, 2011 and 2010

Amounts In thousands

	Three Months Ended March 31, 2011
	Edmonton	Calgary	Central City	Cripple Creek	Cruise Ships & Other	Corporate	Total

Earnings (loss)	895	(163)	196	168	118	(850)	364
Interest income	(2)	-	-	-	-	-	(2)
Interest expense	244	-	-	-	-	2	246
Income taxes	342	34	107	104	2	(366)	223
Depreciation	365	189	655	258	112	62	1,641
Non-cash stock based compensation	-	-	-	-	-	96	96
Foreign currency (gains) losses	(5)	38	-	-	-	(108)	(75)
Loss on disposition of fixed assets	-	-	1	-	-	30	31
Adjusted EBITDA*	1,839	98	959	530	232	(1,134)	2,524

	Three Months Ended March 31, 2010
	Edmonton	Calgary	Central City	Cripple Creek	Cruise Ships & Other	Corporate	Total

Earnings (loss)	719	94	162	(60)	67	(852)	130
Interest income	(8)	-	-	-	-	-	(8)
Interest expense	289	-	-	-	-	2	291
Income taxes	281	39	86	(37)	2	(191)	180
Depreciation	343	41	672	289	88	56	1,489
Non-cash stock based compensation	-	-	-	-	-	143	143
Foreign currency losses (gains)	25	5	-	-	-	(165)	(135)
Impairments and other write-offs	-	-	-	-	-	(108)	(108)
Loss on disposition of fixed assets	-	-	1	-	-	1	2
Adjusted EBITDA*	1,649	179	921	192	157	(1,114)	1,984

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

*  The Company defines Adjusted EBITDA as earnings (loss) before interest, income taxes, depreciation, amortization, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations, realized foreign currency gains (losses) and certain other one-time items. Intercompany transactions consisting primarily of management and royalty fees and interest, along with their related tax effects, are excluded from the presentation of net earnings and Adjusted EBITDA reported for each property. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity. These adjustments have no effect on the consolidated results. Adjusted EBITDA is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America. Management believes that Adjusted EBITDA is a valuable measure of the relative performance. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by the Company’s lending institution to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies. Please see the reconciliation of Adjusted EBITDA to earnings (loss) from continuing operations above.

**  The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenue. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

About Century Casinos, Inc.:
Century Casinos, Inc. is an international casino entertainment company that owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada and the Century Casino in Calgary, Alberta, Canada. The Company also operates casinos aboard eleven luxury cruise vessels (Regatta, Insignia, Nautica, Marina, Mein Schiff 1, Wind Surf, Wind Star, Wind Spirit, Seven Seas Voyager, Seven Seas Mariner and Seven Seas Navigator) and signed contracts for casinos on two additional ships (Oceania Cruises’ Riviera and TUI Cruises’ Mein Schiff 2) that are expected to start operations in the coming months. Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 33.3% ownership interest in Casinos Poland Ltd., the owner and operator of seven full casinos in Poland. The Company also manages the casino at the Radisson Aruba Resort, Casino & Spa in Aruba, Caribbean. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

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This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, future results of operations, expected competition, the impact of new gaming laws, plans for our casinos and the impact of the economic downturn. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the sections entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2010. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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